Exhibit 21.1
Subsidiaries of CEC Entertainment, Inc.

	Subsidiaries	Jurisdiction of Formation	Percentage of Equity Interest Owned

1.	CEC Entertainment Canada, ULC	Canada	100%

2.	CEC Entertainment Holdings, LLC	Nevada	100%

3.	SPT Distribution Company, Inc.	Texas	100%

4.	BHC Acquisition Corporation	Texas	100%

5.	CEC Entertainment Concepts, L.P.	Texas	0.1% by CEC Entertainment, Inc. 99.9% by CEC Entertainment Holdings, LLC

6.	Hospitality Distribution Incorporated	Texas	100% by BHC Acquisition Corporation

7.	SB Hospitality Corporation	Texas	100% by Hospitality Distribution Incorporated

8.	CEC Entertainment Leasing Company	Delaware	100%
9.	CEC Leaseholder, LLC	Delaware	100%
10.	Peter Piper Holdings, Inc.	Delaware	100%
11.	Peter Piper, Inc.	Arizona	100% by Peter Piper Holdings, Inc.
12.	Peter Piper Texas, LLC	Texas	100% by Peter Piper, Inc.
13.	Peter Piper Mexico, LLC	Arizona	100% by Peter Piper, Inc.
14.	Texas PP Beverage, Inc.	Texas	100% by Peter Piper Texas, LLC
15.	Peter Piper De Mexico, S. De R.L. De C.V.	Mexico	1% by Peter Piper Mexico, LLC 99% by Peter Piper, Inc.
16.	CEC Entertainment International, LLC	Delaware	100%
17.	CEC Leaseholder #2, LLC	Delaware	100%